Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED CHARTER OF KIRKLAND’S, INC.

In accordance with Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Amended and Restated Charter (the “Charter”):

1.	The name of this corporation is Kirkland’s, Inc. (the “Corporation”).

2.	Section 9.1 of the Charter is hereby deleted in its entirety and replaced with the following and shall read in its entirety as follows:

“9.1.      Number. The number of directors of the Corporation shall be such number, neither fewer than three nor more than fifteen (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation), as determined by a majority vote of the Board of Directors. The Board of Directors has the power to fix or change the number of directors, including an increase or decrease in the number of directors from time to time as established by a majority vote of the Board of Directors. Should the number of directors of the Corporation be reduced, the Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the Board of Directors shall designate the number of directorships to be created. A director need not be a shareholder or a resident of the state of Tennessee.”

3.	Section 9.3 of the Charter is hereby deleted in its entirety and replaced with the following and shall read in its entirety as follows:

“9.3.       Term. The directors elected or appointed prior to the Corporation’s 2025 annual meeting of shareholders are divided, with respect to the terms for which they severally hold office, into three classes, with the number of directors of each such class being as equal as practicable, and with each director serving for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected and until his or her successor shall have been duly elected and qualified. Commencing with the Corporation’s 2025 annual meeting of shareholders, subject to other provisions of this paragraph, all directors shall be elected annually, and at each annual meeting of shareholders, each director shall be elected for a term of office to expire at the next annual meeting of shareholders after such director’s election.”

4.	Section 9.5 of the Charter is hereby deleted in its entirety and replaced with the following and shall read in its entirety as follows:

“9.5.       Vacancies and Newly Created Directorships. Unless the Board of Directors otherwise determines, and subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and shall not be filled by the shareholders, unless there are no directors remaining on the Board of Directors. Any director so chosen (a “vacancy director”) shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. The shareholders shall thereupon elect a director to fill the vacancy or newly created directorship having been temporarily filled by the vacancy director, which individual may include the incumbent vacancy director.”

6.	Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.

7.

On the recommendation of the Board of Directors of the Corporation, these Articles of Amendment were duly adopted by the shareholders of the Corporation at a meeting of the shareholders on July 24, 2025.

8.	These Articles of Amendment will be effective upon filing with the Secretary of State of the State of Tennessee.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer as set forth below this 25th day of July 2025.

KIRKLAND’S, INC.

By:	/s/ Amy E. Sullivan
Name:	Amy E. Sullivan
Title:	President and Chief Executive Officer